Exhibit 99.1

NEWS

Georgia Gulf Announces Amended Private Debt Exchange Offers and
Noteholder Lock-Up and Consent Agreements

ATLANTA, GEORGIA — July 2, 2009- Georgia Gulf Corporation (NYSE:GGC) (the “Company”) today announced it is amending its private exchange offers for its outstanding 7.125 percent Senior Notes due 2013 (the “2013 notes”), 9.5 percent Senior Notes due 2014 (the “2014 notes”), and 10.75 percent Senior Subordinated Notes due 2016 (the “2016 notes” and, collectively with the 2013 notes and 2014 notes, the “notes”) and related consent solicitations (the “exchange offers”), and that it has entered into lock-up and consent agreements, referred to as the “lock-up agreements,” with the holders of approximately 77.0 percent of the outstanding aggregate principal amount of the notes, comprised of 84.6 percent , 79.3 percent and 34.6 percent of the outstanding principal amount of 2014 notes, 2016 notes and 2013 notes, respectively.

The lock-up agreements provide, among other things, that the noteholders party to such agreements will tender their notes in the exchange offers and deliver the corresponding consents with respect to such notes, subject to certain conditions.

Under the amended terms of the exchange offers, the Company is offering in exchange for all of the notes an aggregate of 32,050,000 shares of a new convertible preferred stock, which are convertible into shares of its common stock on a one-for-one basis, and an aggregate of 1,430,000 shares of the Company’s common stock, giving effect to the 1-for-25 reverse stock split described below.

Prior to the issuance of the shares of convertible preferred stock and the shares of common stock in the exchange offers, the Company intends to effect a 1-for-25 reverse stock split and, as a result, it will have 3,000,000 authorized shares of common stock at the time of issuance of the 32,050,000 shares of convertible preferred stock and 1,430,000 shares of common stock. Following the consummation of the exchange offers, the Company intends to call a special stockholders’ meeting to, among other things, approve a charter amendment to increase the number of authorized shares of common stock from 3,000,000 to 100,000,000 and to approve a new equity incentive plan providing for the issuance of up to 3,033,000 shares of the Company’s common stock. Upon effectiveness of the charter amendment, the outstanding shares of convertible preferred stock will automatically convert into shares of the Company’s common stock on a one-for-one basis.

For each $1,000 in principal amount of each of the 2013 notes and the 2014 notes, the Company is offering approximately 47.30 shares of its convertible preferred stock and 2.11 shares of its common stock.  For each $1,000 in principal amount of the 2016 notes, the Company is offering approximately 18.36 shares of its convertible preferred stock and 0.82 shares of its common stock.

The following table sets forth the various issues of notes for which the shares of the Company’s convertible preferred stock and shares of common stock are being offered in the exchange offers, assuming 100 percent participation.

CUSIP	Aggregate Principal Amount Outstanding	Title of Notes to be Exchanged	Aggregate Shares of Convertible Preferred Stock	Aggregate Shares of Common Stock
373200 AJ 3	$100,000,000	7.125% Senior Notes due 2013	4,729,601	211,024
373200 AQ 7	$500,000,000	9.5% Senior Notes due 2014	23,648,003	1,055,122
373200 AT 1	$200,000,000	10.75% Senior Subordinated Notes due 2016	3,672,396	163,854
Total	$800,000,000		32,050,000	1,430,000

The purpose of the exchange offers is to reduce the Company’s overall indebtedness and related interest expense.

As described more fully in the offering memorandum for these exchange offers, the exchange offers are subject to certain conditions, including the conditions that the Company receive tenders and consents in respect of at least 98 percent of the outstanding aggregate principal amount of all three issues of notes and that the Company obtain an amendment to its senior secured credit agreement.  Both of these conditions may be waived by the Company only with the consent of the holders of a majority in principal amount of the notes.  Further, prior to closing the exchange offers, the Company’s board of directors will be reconstituted to substitute up to four new directors for existing directors (other than the Company’s Chief Executive Officer), selected by the holders of a majority in principal amount of the notes with one of such new directors being selected from a list of no less than four director candidates provided by (but not affiliated with) the holders of a majority in principal amount of the 2016 notes, maintaining the number of directors at seven.

The Company has entered into forbearance agreements with holders of the requisite percentage of each issue of notes to ensure that the indebtedness under such notes may not be accelerated by the holders thereof until the expiration of those forbearance agreements on July 15, 2009, subject to earlier termination in certain events as previously disclosed.  Since the forbearance agreements will expire July 15, 2009, the Company will seek a further extension of those agreements.

Upon expiration of the forbearance agreements, an acceleration of indebtedness under any issue of the notes would constitute cross defaults under the Company’s other note issues and its senior secured credit agreement, permitting the holders of such debt to accelerate. Such acceleration would also result in a cross default under the Company’s asset securitization agreement, permitting the lenders to terminate that agreement.  In that event, the Company would be prevented from selling additional receivables under the asset securitization agreement.  If the Company was to lose access to funding under both the senior secured credit agreement and the asset securitization agreement, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws.

Each exchange offer will expire at 12:00 midnight, New York City time, on July 16, 2009, unless extended.  As of July 1, 2009 approximately $1.265 million, $7.55 million and $150 thousand of the $100 million, $500 million and $200 million in principal amount outstanding of the 2013, 2014 and

2016 notes had been tendered in the exchange offers.  Full details of the exchange offers and related consent solicitations are included in the offering memorandum for these exchange offers, copies of which are available to Eligible Holders (as defined below) from Global Bondholder Services Corporation, the information agent, by calling (212) 430-3774 or toll free at (866) 873-7700.

The exchange offers are being made, and the shares of convertible preferred stock and shares of common stock are being offered and will be issued, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act, only to holders of notes (i) in the United States, that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or (ii) outside the United States, that are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act (collectively, the “Eligible Holders”).

Neither the shares of convertible preferred stock nor the shares of common stock have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524